Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
 Fourth Fiscal Quarter and Full Fiscal Year 2009

Calgary, Alberta – April 9, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reported financial and operational results for its fourth fiscal quarter and full fiscal year ended January 31, 2009.  Unless otherwise noted, all references to “$” are to U.S. dollars. All references to “Cdn$” are to Canadian dollars (Cdn$1.00 = US$0.81 at closing April 7, 2009).

Financial Summary

At January 31, 2009, cash and cash equivalents totaled $8.4 million, working capital was $7.6 million, and the Company had no debt outstanding following the settlement in full of the principal ($10 million) and interest ($2.2 million) of its remaining convertible debentures in December 2008 when it agreed to pay $6.5 million in cash and to issue 2.5 million common shares. This is a significant strengthening in the balance sheet compared to January 31, 2008 when cash was $4.6 million, working capital was a deficit of $7.7 million and the face value of long term debt was $10 million.

In the fourth quarter of fiscal 2009, the Company spent $1.2 million on investing activities mainly related to shale gas exploration in the Windsor Block of Eastern Canada of which $0.4 million was used for the completion of the N-14-A well and the remaining $0.8 million was used to pay down payables from the prior quarter related to the E-38-A well drilling costs. For the full fiscal year ended January 31, 2009, the Company spent $6.1 million on net oil and gas investing additions: $1.3 million to complete and test the two Kennetcook wells drilled in the prior year as part of the first phase of the Windsor Block exploration program; $2.8 million to drill three vertical wells and complete one of these wells related to the second phase of the Windsor Block exploration program; and $1.9 million to pay prior year payables related to the two test wells drilled in and completed in 2007. Also during the full fiscal year ended January 31, 2009, the Company received $4.2 million in cash related to dispositions of oil and gas properties: $3.0 million for the recovery from a partner of 2007 Windsor Block exploration expenditures related to the Kennetcook #2 well and seismic acquisition; $0.8 million for the sale of its non-core U.S. Rocky Mountain program Montana land; $0.3 million for the sale of 240 net acres of non-core Fayetteville program Arkoma Basin land; and $0.2 million for the sale of a non-core Barnett shale well.

The Company reported net income of $2.4 million ($0.03 net income per diluted share) for the fourth quarter of fiscal 2009 compared to a net loss of $14.3 million ($0.32 net loss per diluted share) for the fourth quarter of fiscal 2008. Results for the fourth quarter of fiscal 2009 benefited primarily from a non-cash $4.1 million gain on the extinguishment of debt and a $10.8 million decline in impairments of unproven oil and gas properties, as well as a $1.9 million decline in accretion of discounts on convertible debentures as compared to the same quarter a year ago. Revenue for the fourth quarter of fiscal 2009 totaled $0.04 million compared with $0.07 million in the fourth quarter of fiscal 2008. The decline in revenue resulted from lower prices and lower production due to the Company selling its interest in a Barnett shale well in the second quarter of fiscal 2009.

For the full fiscal year ended January 31, 2009, the Company incurred a net loss of $13.8 million ($0.23 per diluted share) compared with a net loss of $29.6 million ($0.80 per diluted share) for the full fiscal year ended January 31, 2008.  The decrease in the loss for fiscal year 2009 was mainly due to a $3.9 million gain on debt extinguishment combined with an $11.3 million decrease in non-cash costs associated with impairments of unproven oil and gas properties, a $5.6 million decrease in non-cash accretion of discounts on convertible debentures, a $1.8 million decrease in general and administrative expenses and a $0.5 million decrease in interest expense as compared to a year ago.  These benefits were partially offset by a $5.2 million decline in non-cash unrealized gains on the fair value of derivative instruments and a $2.3 million increase in foreign exchange loss. Revenue for the twelve months ended January 31, 2009 totaled $0.4 million compared with $0.6 million in the prior fiscal year. Triangle reported net cash used in operating activities of $3.9 million in fiscal 2009 compared with $4.3 million in fiscal 2008.

Shaun Toker, Triangle’s Chief Financial Officer, commented, “In this period of financial market uncertainty and commodity price weakness, we are extremely pleased to have significantly improved our balance sheet shortly before year-end.  Being debt-free provides us with maximum flexibility to move forward at a measured pace as we focus our efforts on our Eastern Canadian shale gas project. We will manage our cash prudently and expect our capital investment program for fiscal 2010 will be directed almost exclusively to that area.”

Operations Summary-Eastern Canada

Howard Anderson, President of Triangle summarizes, “Our project continues to provide us with both positive results and unique challenges. Certain areas of the basin appear to contain higher than expected gas in place, and we have also drilled through greater and more diverse conventional hydrocarbon potential than originally expected. On the other hand, we have not yet been able to demonstrate commercial-level gas flow rates from the three wells completed to date.  We still have two wells yet to complete, and have picked several more drilling locations to further our knowledge of the basin.  In order to accelerate drilling and completions, and to assist us in solving these technical issues, we are actively seeking new partners.  We are pursuing several options in this regard, and have been in discussions with a number of parties, some of whom signed confidentiality agreements and others whom we’ve met recently through a concerted effort of exploiting personal contacts as well as attending industry events such as the North American Prospect Expo (NAPE) in February.”

Windsor Block:
From May 2007 to June 2008, the Company executed the first phase of the Windsor Block exploration program, consisting of a 2D and 3D seismic program, geological studies, and drilling and completing two vertical test wells (Kennetcook #1 and Kennetcook #2), thus earning a 70% working interest in the entire block.  The total cost of this phase was approximately $17.5 million (net $14.2 million).

In May 2008, Triangle entered into a Joint Venture Agreement with Zodiac Exploration Corp. (“Zodiac”) to drill additional wells on the Windsor Block in the second phase of its Windsor Block exploration program.  The joint venture provided for an initial commitment by Zodiac to pay 50% of drilling costs, up to Cdn$7.5 million (Cdn$15 million gross), to earn a 12.5% working interest in the entire Windsor Block. To date, Zodiac has earned an approximate 13% working interest.  Triangle retains a 57% working interest.

From July 2008 to March 2009, the Company executed the second phase of the Windsor Block shale gas exploration program to test the gas content and productivity of the Horton Bluff shales in various locations across the Windsor Block, and also to evaluate potential overlying conventional oil and gas reservoirs.  The program consisted of drilling three vertical exploration wells and completing one of these wells, which cost approximately $15.3 million (net $3.1 million).

N-14-A Vertical Exploration Well:
The first vertical exploration well in this program, N-14-A, spud in mid July 2008 and cased in August 2008. N-14-A is located approximately eight kilometers (five miles) north of the two 2007 vertical test wells. N-14-A was drilled to a depth of 2,600 meters (8,500 feet). Log, core, and lab analysis indicates a potential gas-bearing Horton Bluff shale and sand interval, approximately 1,000 meters (3,300 feet) thick.

Completion operations commenced on the N-14-A well at the end of October 2008, with a four-stage perforation and fracture treatment taking place in early December 2008.  The completion consisted of a four-stage, 200 tonne (440,000 pounds) fracture treatment within a 120 meter (400 foot) interval at an approximate depth of 1,800 meters (5,900 feet). After recovering about 15% of the injected frac fluid and CO2, but measuring negligible burnable gas, frac flowback operations were suspended. The well is now shut in for a pressure build-up. The Company is also evaluating completion options in other intervals within this well.

Geomechanical work has indicated that, at the depth evaluated in N-14-A, due to prevailing insitu stress, the fracture treatment has likely propagated horizontally rather than in the preferred vertical orientation. This may explain the poor flowback results from this completion, despite the apparent large gas-in-place resource. The Company is now undertaking a basin analysis study that incorporates the new data with the goal being to further identify optimal stress regimes.

O-61-C Vertical Exploration Well:
The second vertical exploration well, O-61-C, spud in August 2008, and was cased in October 2008. This well is located approximately 22 kilometers (14 miles) west of N-14-A, in a separate fault block. Total depth drilled was 2,960 meters (9,700 feet).  In this well, the Company encountered a 300 meter (1,000 foot) Horton Bluff shale interval, as well as multiple potential tight gas sands, conventional carbonates, sandstones and shallow gas intervals.

Completion operations at this well commenced in February 2009, starting with a perforation and test program on the potential hydrocarbon zone of interest at the bottom of the well. Once weather conditions improve, this program will continue up the wellbore, testing specific zones of interest. Additional testing and possible fracture treatments will depend on the results obtained from each interval.

E-38-A Vertical Exploration Well:
The third vertical exploration well, E-38-A, spud in late October 2008, and was cased in November 2008. The well is located in the Kennetcook area near N-14-A, but in a separate fault block. Total depth drilled was 1,700 meters (5,600 feet), and casing was run to 1,500 meters (4,900 feet). A shale section of approximately 1,000 meters (3,300 feet) is being evaluated for completion.  A preliminary completion program is being designed to incorporate all the latest available technical information.

Production Lease:
Over the last year, the Company has also been working to convert the Windsor Block Exploration Agreement to a Production Lease. In December 2008, Triangle received approval in principle from the Nova Scotia government for a 10-year production lease in the Windsor Block. The Company has been in discussions with Energy Department officials to finalize the terms of this lease. Triangle expects that it will be required to drill at least seven more wells in the Windsor Block over the next three to five years in order to retain rights over the entire Windsor Block. Areas of the Windsor Block that are not adequately evaluated over that time may be subject to relinquishment. A revised work program and budget will be prepared, which will be based on the specific work commitments once they are confirmed.

Beech Hill Block:
In May 2007, the Company entered into the Beech Hill farm-in agreement in the Moncton Sub-Basin of the Maritimes Basin located in the Province of New Brunswick, Canada. Triangle was entitled to earn a 70% working interest in the block subsequent to the acquisition and evaluation of a minimum Cdn$250,000 seismic program and then electing no later than December 31, 2008 to drill a test well by mid-2009. During June and July 2008, approximately $345,000 gross ($95,000 net) expenditures were incurred to complete the acquisition phase of approximately 30 kilometers (19 miles) of 2D seismic on the Beech Hill Block and another $33,000 gross ($33,000 net) was spent to interpret the seismic. In December 2008, the Company elected to not drill the test well, thus forfeiting its right to earn in the Beech Hill Block.

2009/2010 Program:
The Company has established the following objectives for the third stage of exploration of the Windsor Block:
•	Continue the technical evaluation of the results of the five wells drilled to date, including executing new completions on the two remaining uncompleted wells;
•	Add one or more new partners to accelerate the drilling program and mitigate exploration risk;
•	Resume drilling a multiwell program in 2009, preceded by targeted seismic, and followed by state-of-the-art completions; and
•	Continuously seek signposts for commercial production.

Canadian Compliant Reserves Filing

In accordance with National Instrument 51-101, Ryder Scott Company Petroleum Consultants has independently prepared the Company's reserve report that evaluated all of the Company's oil, natural gas and liquids reserves as at January 31, 2009. The Company has filed its statement of reserves data and other oil and gas information pursuant to National Instrument 51-101, which statement is available for public viewing on SEDAR at www.SEDAR.com.

Conference Call Information

Triangle has scheduled a conference call to review fiscal fourth quarter and full fiscal year 2009 results today at 11:00 a.m. Eastern Time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 94090336.

The call will be available for replay beginning two hours after the call is completed through midnight of April 13, 2009. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 94090336.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on an emerging Canadian shale gas project covering 516,000 gross acres (294,000 net acres) in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.
For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The financial statements referred to in this press release have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. The Company has not prepared, nor is it required to prepare, a reconciliation of its financial statements to Canadian generally accepted accounting principles.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)

	Year Ended January 31,	Year Ended January 31,
	2009	2008
	$	$

Revenue, net of royalties	386,892	586,804

Operating Expenses

Oil and gas production	125,777	304,537
Depletion and accretion	200,050	441,881
Depreciation – property and equipment	39,448	40,429
General and administrative	4,045,906	5,800,116
Foreign exchange loss	2,682,873	317,656
Gain on sale of assets	(126,314)	–
Impairment loss on oil and gas properties	8,308,229	19,598,916

	15,275,969	26,503,535

Loss from Operations	(14,889,077)	(25,916,731)

Other Income (Expense)

Accretion of discounts on convertible debentures	(2,922,909)	(8,525,621)
Amortization of debt issue costs	(182,637)	(450,521)
Interest expense	(753,004)	(1,283,165)
Gain on debt extinguishment	3,922,713	–
Interest and royalty income	260,840	622,497
Unrealized gain on fair value of derivatives	793,589	5,952,794

Total Other Income (Expense)	1,118,592	(3,684,016)

Loss for the Year	(13,770,485)	(29,600,747)

Loss Per Share – Basic and Diluted	(0.23)	(0.80)

Weighted Average Number of Shares Outstanding – Basic and Diluted	61,113,000	37,192,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
	January 31, 2009 $	January 31, 2008 $

ASSETS

Current Assets

Cash and cash equivalents	8,449,471	4,581,589
Prepaid expenses	339,839	797,307
Other receivables	998,511	1,689,391

Total Current Assets	9,787,821	7,068,287

Debt Issue Costs, net	–	465,833

Property and Equipment	39,765	66,121

Oil and Gas Properties	16,942,864	24,978,949

Total Assets	26,770,450	32,579,190

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	2,123,079	3,533,833
Accrued interest on convertible debentures	–	2,751,096
Accrued liabilities	90,539	420,384
Derivative liabilities	–	3,262,846
Convertible debentures, current portion, less unamortized discount of $nil and $1,321,869, respectively	–	4,778,271

Total Current Liabilities	2,213,618	14,746,430

Asset Retirement Obligations	727,862	1,003,353

Convertible Debentures, less unamortized discount of $nil and $3,229,279, respectively	–	6,770,721

Total Liabilities	2,941,480	22,520,504

Stockholders’ Equity

Common Stock Authorized: 100,000,000 shares, par value $0.00001 Issued: 69,926,043 shares (2008 – 46,794,530 shares)	699	468

Additional Paid-In Capital	81,155,715	57,852,277

Warrants	4,237,100	–

Deficit	(61,564,544)	(47,794,059)

Total Stockholders’ Equity	23,828,970	10,058,686

Total Liabilities and Stockholders’ Equity	26,770,450	32,579,190